SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

                       HealthTronics Surgical Services, Inc.
------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
------------------------------------------------------------------
                        (Title of Class of Securities)


                                   42222L107
-----------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2003
------------------------------------------------------------------
   (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ X ]     Rule 13d-1(b)
 [   ]     Rule 13d-1(c)
 [   ]     Rule 13d-1(d)


--------------------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


-------------------------
CUSIP No.42222L107                 13G

---------------------

-------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Welch Capital Partners, LLC
--------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(A) [_]

(B) [_]

--------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York
-------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          657,319
      SHARES       ----------------------------------------
-------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   ----------------------------------------
-------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          657,319
      PERSON       ----------------------------------------
-------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
 9
      657,319
-----------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10

[_]
      Not Applicable
-----------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.7%	(Based on 11,573,000 shares of common outstanding
		as of September 30, 2003 as reported inn the Issuer's Form 10-Q for the quarter ended September 30, 2003.)
-----------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      IA
-----------------------------------------------------------



Item 1(a). Name of Issuer:

     HealthTronics Surgical Services, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     	1841 West Oak Parkway
	Suite A
	Marietta, GA 30062
	USA

Item 2(a). Name of Persons Filing: Welch Capital Partners, LLC
Item 2(b). Address of Principal Business Office:
		101 East 52nd Street, 31st Floor
		New York, NY 10022

Item 2(c). Citizenship:

     		New York

Item 2(d). Title of Class of Securities:

     Common Stock


Item 2(e). CUSIP Number:

     42222L107

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

     (a) [ ]   Broker or dealer registered under Section 15
of the Exchange Act.

     (b) [ ]   Bank as defined in Section 3(a)(6) of the
Exchange Act.

     (c) [ ]   Insurance company as defined in Section
3(a)(19) of the Exchange Act.

     (d) [ ]   Investment company registered under Section
8 of the Investment Company Act of 1940.

     (e) [X]   An investment advisor registered in
accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ]   An employee benefit plan or endowment fund
in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ]   A parent holding company or control person
in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ]   A savings association as defined in Section
3(b) of the Federal Deposit Insurance Act;

     (i) [ ]   A church plan that is excluded from the
definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership


     (a)  Amount Beneficially Owned:

          657,319


     (b)  Percent of Class:

          5.7%	(Based on 11,573,000 shares of common outstanding
			as of September 30, 2003 as reported inn the Issuer's Form 10-Q for the quarter ended September 30, 2003.)

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

               657,319

          (ii)  shared power to vote or to direct the vote:

                0

          (iii) sole power to dispose or direct the disposition of:

                657,319

          (iv)  shared power to dispose or to direct the
disposition of:   0


Item 5.   Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of
Another Person.

     Not Applicable

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

     Not Applicable

Item 8. Identification and Classification of Members of the Group.

     Not Applicable

Item 9.   Notice of Dissolution of Group.

     Not Applicable

Item 10.  Certification.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 6, 2004.

Welch Capital Partners, LLC


By: /s/ Christopher W. Welch
	- ----------------------
Name: Christopher W. Welch
Title: Principal